EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-13828 of Sun Life Financial Inc. on Form S-8 of our report dated June 28, 2004, appearing in this Annual Report on Form 11-K/A of United States Employees' Sun Advantage Savings and Investment Plan for the year ended December 31, 2003.

Deloitte & Touche LLP

Boston, Massachusetts

June 28, 2004